Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 18, 2022 relating to the balance sheets of Future Acres, Inc., as of December 31, 2021 and 2020, and the related statement of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

June 1, 2022